Misonix Contact: Richard Zaremba 631 694 9555 invest@misonix.com	Investor Relations Contact: Joe Diaz, Lytham Partners 602 889 9700 mson@lythampartners.com

Misonix Reports Financial Results for First Half of Fiscal 2013

Six Month Revenue Up 19%; International Revenue Up 31%

FARMINGDALE, NY – February 7, 2013 – Misonix, Inc. (NASDAQ: MSON), a surgical device company that designs, manufactures and markets innovative therapeutic ultrasonic products worldwide for spine surgery, cranial maxillo – facial surgery, neurosurgery, wound debridement, cosmetic surgery, laparoscopic surgery and other surgical applications, today reported financial results for the six-months and the second quarter of fiscal year 2013, ended December 31, 2012.

Highlights for the quarter and the six-month period include:

•	Revenue for the six months increased 19% to $8.0 million compared to $6.8 million in the first six months of 2012. Second quarter revenue was $3.5 million comparable to $3.6 million in the second quarter of 2012.

•	Excluding revenue from legacy products, BoneScalpel, SonicOne and SonaStar revenue increased 46% and 12% respectively for the first half and the three months of fiscal 2013, ended December 31, 2012.

•	U.S. revenue for the six months increased 9%, International revenue increased 31% compared to the comparable six months of fiscal 2012. U.S. second quarter revenue decreased 12.6%, including a 59% reduction in LySonix and AutoSonix revenue, International second quarter revenue increased 9.6% versus the year ago second quarter.

•	BoneScalpel™ revenue increased 99% and 33%, respectively, for the six months and the second quarter versus the comparable periods in 2012.

•	SonicOne™ revenue increased 82% and 70%, respectively, for the six months and the second quarter versus the comparable periods in 2012.

•	SonaStar™ revenue for the six months was comparable to 2012 six month revenues and decreased 20% in the second quarter of 2013 versus the 2012 second quarter.

•	For the six months the Company reported a net loss of $609,000, or $(0.09) per share, compared to net income of $136,000, or $0.02 per share, which included a gain of $712,000 for the sale of the Company’s Laboratory and Forensic Safety Products Business in the first half of 2012.

•	Cash and cash equivalents totaled $6.9 million at December 31, 2012 with no long-term debt.

•	Increased the number of independent representatives from 19 to 42 in neurospine for the three months ended December 31, 2012.

•	Increased the number of independent representatives for wound care from 5 to 15 for the three months ended December 31, 2012.

•	Terminated the non-exclusive Aesculap Agreement as of December 31, 2012, which among other things should result in increased direct sales to customers at a higher margin.

Q2 2013 Financial Results:

For the second quarter of fiscal 2013, revenue was $3.5 million, comparable to $3.6 million in the second quarter of 2012. BoneScalpel revenues for the quarter increased 33% to $1.6 million compared to $1.2 million in the comparable quarter of fiscal 2012. BoneScalpel units sold/placed for the quarter were 33. SonicOne revenues increased 70% to $528,249 compared to $309,812 in the second quarter last year. SonicOne units sold/placed for the quarter were 16. SonaStar revenues decreased 20% to $1.1 million compared to $1.3 in the second quarter last year. SonaStar units sold/placed for the quarter were 13. The number of BoneScalpel consumables sold increased 119% to 9,041 units for the quarter, SonicOne consumables sold increased 24% to 3,302 units, and SonaStar consumables sold decreased 40% to 1,985 units.

As expected, other revenue, which includes legacy products Autosonix and Lysonix sold by outside distribution partners, decreased 59% as these late stage products approach end-of-life. Excluding all other revenue, BoneScalpel, SonicOne and SonaStar revenue increased 12% for the three months ended December 31, 2012.

For the quarter, royalty income received predominantly from Covidien increased 177% to $502,000.

Gross margin for the second quarter of fiscal 2013 was 53.2%, primarily attributable to an unfavorable mix of low and high margin product deliveries in addition to the $188,000 amount due to Puricore International Limited under the terms of our contract. Operating expenses for the second fiscal quarter increased 16%, as the Company continued to invest in expanding its sales, marketing and customer support capabilities.

For the second quarter of fiscal year 2013, the Company reported a net loss of $(654,000), or $(0.09) per diluted share, compared to net income of $1.0 million, or $0.15 per diluted share, in the second quarter of 2012, which included income from discontinued operations of $792,000 for the sale of the Company’s Laboratory and Forensic Safety Products Business in October 2011.

Six Months 2012 Financial Results:

Net sales increased 19% to $8.0 million for the six months ended December 31, 2012 from $6.8 million in the six months ended December 31, 2011. BoneScalpel revenues for the six months increased 99% to $3.7 million compared to $1.9 million in the comparable quarter of fiscal 2012. BoneScalpel units sold/placed for the six months were 90. SonicOne revenues increased 82% to $1.0 million compared to $564,199 in the six-month period of the prior year. SonicOne units sold/placed for the six months were 27. SonaStar revenues were $2.6 million comparable to six-month 2012 revenue. SonaStar units sold/placed for the six-months were 34.The number of BoneScalpel consumables sold increased 110% to 17,818 units for the six months ending December 31, 2012 and SonicOne consumables increased 20.6% to 6,138 units.

As expected, other revenue, which includes legacy products Autosonix and Lysonix sold by outside distribution partners, decreased 60% as these late stage products approach end-of-life. Excluding all other revenue, BoneScalpel, SonicOne and SonaStar revenue increased 46% for the six months ended December 31, 2012.

For the six months, royalty income received predominantly from Covidien increased 128% to $714,000.

Gross margin for the six months ended December 31, 2012 was 56.9%, primarily attributable to an unfavorable mix of low and high margin product deliveries in addition to the $360,000 amount due to Puricore International Limited under the terms of our contract. Operating expenses for the six month period increased 13% as the Company continued to invest in expanding its sales, marketing and customer support capabilities.

For the six months of fiscal year 2013, the Company reported a net loss of $(609,000), or $(0.09) per diluted share, compared to net income of $136,000, or $0.02 per diluted share, in the six months of fiscal 2012, which included income from discontinued operations ofr $712,000 for the sale of the Company’s Laboratory and Forensic Safety Products Business in October 2011.

Michael A. McManus Jr., President and Chief Executive Officer of Misonix, commented, “Top-line results for the first half of fiscal 2013 are solid. Revenue for the six months increased 19%. We are particularly pleased with the 31% increase in international revenue for the first half of the year. We achieved strong revenue growth across our major product lines including BoneScalpel revenue that increased 99% and SonicOne revenue that increased 82%. Sales of our SonaStar product in the first half of 2013 were comparable to those of the same period last year. We are very pleased with the continuing acceptance by the surgical community worldwide of our BoneScapel and SonicOne products. There were four abstracts submitted on the clinical benefits of using the BoneScalpel in spine surgery and three abstracts with regards to the benefits of utilizing our SonicOne product for wound healing during the first half and second fiscal quarter of 2013 respectively. On a cumulative basis, if we exclude declining revenue from our legacy products, BoneScalpel, SonicOne and SonaStar revenue increased 46% for the six months ended December 31, 2012. We are pleased with that performance.”

“Bottom-line results were impacted by an unfavorable product mix of low and high margin product deliveries, additional headcount as we continue to invest in our sales and marketing team, and increased selling expenses as more distributors become engaged in selling our products. We expect that these impacts will be offset as we continue to grow revenues in the coming quarters.”

Mr. McManus concluded, “The financial base of the Company continues to be strong with $6.9 million in cash and equivalents and zero long-term debt. We continue to make progress in expanding our business both domestically and internationally. While we are still in the early stages of executing on our plan as a focused medical device company, we are pleased with the progress made to date.”

Conference Call:

Michael A. McManus Jr., President and Chief Executive Officer, and Richard Zaremba, Senior Vice President and Chief Financial Officer, will host a conference call Thursday, February 7, 2013 at 4:30 pm ET to discuss the financial results of the first half of fiscal 2013.

Shareholders and other interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 or can listen via a live Internet webcast, which is available in the Investor Relations section of the Company's website at www.misonix.com.

A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation # 10024916. A webcast replay will be available in the Investor Relations section of the Company's website at www.misonix.com for 30 days.

About Misonix:

Misonix, Inc. designs, manufactures and markets therapeutic ultrasonic medical devices. Misonix’s therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $3 billion annually; Misonix’s proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company’s Web site at www.misonix.com.

With the exception of historical information contained in this press release, content herein may contain "forward looking statements" that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances.  Investors are cautioned that forward looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships,  regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company's business lines, and other factors discussed in the Company's Annual Report on Form 10 K, subsequent Quarterly Reports on Form 10 Q and Current Reports on Form 8 K.  The Company disclaims any obligation to update its forward looking relationships.

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MISONIX, INC. And Subsidiaries

Consolidated Balance Sheets

	December 31, 2012	June 30, 2012
	(Unaudited)	(derived from audited
		financial statements)

Assets
Current Assets:
Cash and cash equivalents	$6,855,047	$6,273,015
Accounts receivable, less allowance for doubtful accounts of $184,641 and $155,739, respectively	2,328,533	3,158,084
Inventories, net	4,372,582	4,380,841
Prepaid expenses and other current assets	195,533	306,691
Note receivable	-	198,117
Total current assets	13,751,695	14,316,748

Property, plant and equipment, net	778,572	891,822
Goodwill	1,701,094	1,701,094
Intangible and other assets	1,276,866	1,403,173
Total assets	$17,508,227	$18,312,837

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,270,734	$1,507,695
Accrued expenses and other current liabilities	873,082	1,074,932
Total current liabilities	2,143,816	2,582,627

Deferred income	95,041	117,147
Deferred lease liability	23,403	22,996
Total liabilities	2,262,260	2,722,770

Commitments and contingencies

Stockholders' equity:
Capital stock, $0.01 par value - shares authorized 20,000,000, 7,108,845 and 7,082,920 shares issued and 7,031,285 and 7,005,360 shares outstanding, respectively	71,088	70,829
Additional paid-in capital	26,397,527	26,132,951
Accumulated deficit	(10,811,655)	(10,202,720)
Treasury stock, at cost, 77,560 shares	(410,993)	(410,993)
Total stockholders' equity	15,245,967	15,590,067
Total liabilities and stockholders' equity	$17,508,227	$18,312,837

MISONIX, INC. And Subsidiaries

Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net sales	$3,474,231	$3,550,535	$8,044,756	$6,767,734

Cost of goods sold	1,626,965	1,281,561	3,470,864	2,734,968

Gross profit	1,847,266	2,268,974	4,573,892	4,032,766

Selling expenses	1,545,585	1,194,045	3,004,149	2,374,297
General and administrative expenses	1,092,726	1,082,385	2,135,058	2,250,205
Research and development expenses	366,257	303,702	763,388	613,676
Total operating expenses	3,004,568	2,580,132	5,902,595	5,238,178

Loss from operations	(1,157,302)	(311,158)	(1,328,703)	(1,205,412)

Total other income	502,387	331,871	713,804	427,099

(Loss)/income from continuing operations before income taxes	(654,915)	20,713	(614,899)	(778,313)

Income tax expense/(benefit)	2,329	(207,233)	3,829	(202,273)

Net (loss)/income from continuing operations	(657,244)	227,946	(618,728)	(576,040)

Discontinued operations:
Gain from sale of discontinued operations net of tax expense of $0,$532,268, $0 and $532,268, respectively	0	918,358	0	918,358
Net income (loss) from discontinued operations, net of a tax benefit of $0, $130,517, $0 and a tax benefit of $130,517, respectively	3,475	(126,225)	9,793	(206,181)
Net income from discontinued operations	3,475	792,133	9,793	712,177
Net (loss)/income	$(653,769)	$1,020,079	$(608,935)	$136,137

Net (loss)/income per share from continuing operations-Basic	$(0.09)	$0.03	$(0.09)	$(0.08)
Net income per share from discontinued operations-Basic	0.00	0.11	0.00	0.10
Net (loss)/income per share-Basic	$(0.09)	$0.15	$(0.09)	$0.02

Net (loss)/income per share from continuing operations-Diluted	$(0.09)	$0.03	$(0.09)	$(0.08)
Net income per share from discontinued operations-Diluted	0.00	0.11	0.00	0.10
Net (loss)/income per share-Diluted	$(0.09)	$0.15	$(0.09)	$0.02

Weighted average common shares-basic	7,020,107	7,001,370	7,012,734	7,001,370

Weighted average common shares-diluted	7,020,107	7,001,370	7,012,734	7,001,370